EXHIBIT (4.2) (a)

                   THIRD AMENDED AND RESTATED
         1992 STOCK OPTION PLAN FOR OUTSIDE DIRECTORS

                               OF

                      NEWMIL BANCORP, INC.

1.   Purpose.

     The purpose of this Amended and Restated 1992 Stock Option Plan For Outside Directors (the "Plan") is to attract and retain the continued services of non-employee directors of NewMil Bancorp, Inc. (the "Corporation") with the requisite qualifications and to encourage such directors to secure or increase on reasonable terms their stock ownership in the Corporation. The Board of Directors of the Corporation (the "Board") believes that the granting of options (the "Options") under the Plan will promote continuity of management and increased personal interest in the welfare of the Corporation by those who are responsible for shaping and carrying out the long-range plans of the Corporation and securing its continued growth and financial success.

     The Plan was originally adopted in 1992 and was amended in 1995 and again in 2000. The last amendment increased the number of option shares from 130,000 to 190,000; at the time of adoption of the last amendment, all 130,000 option shares had been granted.

2.   Effective Date of the Plan.

     Originally, the Plan became effective upon its approval by the shareholders of the Corporation on September 15, 1992 (the "Original Effective Date"). As amended, the Plan became effective upon its approval by the shareholders of the Corporation on August 16, 2000 ("Effective Date").

3.   Stock Subject to Plan.

     190,000 in the aggregate of the authorized but unissued shares of the Corporation's common stock, $.50 par value per share (the "Shares") and/or treasury Shares shall be reserved for issuance upon the exercise of Options. If any Options expire or terminate for any reason without having been exercised in full, the unpurchased Shares subject thereto shall again be available for the grant of Options.

4.   Administration.

     The Plan shall be administered by the Committee referred to in
Section 5 hereof. Subject to the provisions of the Plan, the Committee shall have authority in its discretion to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations necessary or advisable for the administration of the Plan; provided, however, that the Committee shall have no discretion to determine the non-employee directors who will receive Options, the number of Shares subject to Options, the terms upon which, the times at which or the periods within which Shares may be acquired or the Options may be acquired and exercised.

5.   Committee.

     The Committee shall consist of at least three members of the Board each of whom shall be a non-employee director as defined in Rule 16b-3 under the Securities Exchange Act of 1934, and as such Rule may be hereafter amended. Each member of the committee shall be a person who is not an employee of the Corporation or any subsidiary of the Corporation, and who has not received a grant of an option to acquire common stock of the Corporation since the beginning of the preceding fiscal year under any plan maintained by the Corporation other than this Plan. The Committee shall be appointed by the Board, which may at any time and from time to time remove any member of the Committee, with or without cause, appoint additional members to the Committee and fill vacancies, however caused, in the Committee. A majority of the members of the Committee shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. Any decision or determination of the Committee reduced to writing and signed by all of the members of the Committee shall be fully effective as if it had been made at a meeting duly called and held.

6.   Eligibility.

     An Option may be granted only to members of the Board who are not otherwise employees of the Corporation or any of its subsidiaries on the date of grant (the "Participants").

7.   Grant of Options and Option Price.

     (a) Participants on the Original Effective Date. Each individual who was a Participant on the Original Effective Date was automatically granted on the Original Effective Date an Option to purchase 10,000 Shares.

     (b) Future Participants. Directors who are newly elected to the board after the Effective Date, excluding those directors elected in conjunction with the acquisition by the Corporation of Nutmeg Federal Savings & Loan Association ("Excluded Directors"), shall receive an automatic grant of an Option to purchase 3,000 Shares on the date of such election (or, if elected by the Board, on the date of the annual meeting of the shareholders of the Corporation immediately following such election); provided, that such automatic grant shall only be made if the director is a Participant on such date, and such automatic grant shall be subject to pro rata reduction to the extent that the number of Shares subject to future grant under the Plan is not sufficient to make the full automatic grants required to be made pursuant to the Plan on such date.

     (c) Additional Grants. Each director who was re-elected as a director at the annual meeting of shareholders in 1993, 1994 and 1995 received an automatic grant of Options to purchase 2,000 Shares. Each director who is a director of the Corporation on June 30, 1996 and on each January 1 thereafter during the term of this Plan, including the Excluded Directors shall automatically be granted an Option to purchase 2,000 Shares; provided, that such automatic grant shall only be made if the director is a Participant on each such date and such automatic grant shall be subject to pro rata reduction (or elimination) to the extent that the number of Shares subject to grant under the Plan at that time is not sufficient to make the automatic grants required to be made pursuant to the Plan on such date.

     (d) Price. The initial per Share price to be paid by a Participant upon the exercise of an Option shall be equal to the fair market value of a Share on the date of grant. For the purposes hereof, the fair market value of a Share on any date shall be equal to the average of the closing bid and asked prices for the Shares on such date (or if no such quotation occurred on that date, on the next preceding date on which there was such a quotation), as made available for publication by the National Association of Securities Dealers Automated Quotation System, or if no such prices are available, the fair market value as determined by rules to be adopted by the Committee.

8.   Option Period.

     Participants shall be granted Options which are exercisable for a period of ten (10) years from the date of the granting thereof. Notwithstanding the foregoing, no Option granted under this Plan shall be exercisable until six (6) months after the grant thereof pursuant to the provisions of Rule 16b-3, as such rule may be hereafter amended.

9.   Exercise of Option.

     Subject to Section 8, an Option may be exercised in whole or in part at any time after the date it is granted and only by a written notice of intent to exercise the Option with respect to a specified number of Shares and payment to the Corporation in cash or by certified check, bank draft or postal or express money order, of the amount of the Option exercise price for the number of Shares with respect to which the Option is then exercised. The number of Shares which may be purchased at any one time shall be 100 Shares, a multiple thereof, or the total number at the time purchasable under the Option.

10.  Transferability.

     No Option shall be assignable or transferable except by will and/or by the laws of descent and distribution and, during the life of any Participant, each Option granted to the Participant may be exercised only by the Participant.

11.  Ceasing to be a Director.

     (a) Termination. If a Participant terminates service as a director for any reason other than those set forth in clause (b) below, any outstanding Option held by the Participant shall terminate on the earlier of the date on which such Option would otherwise expire or three (3) years after such termination.

     (b) Disability, Death or Retirement. If a Participant's service as a director is terminated by disability (which condition constitutes total disability under the federal Social Security Acts), death, or retirement upon attaining age seventy (70), the Participant or the representative of the Participant's estate or beneficiaries thereof to whom the Option has been transferred shall have the right to exercise any outstanding Option until the date on which such Option would otherwise expire.

12.  Duration of Plan.

     Unless sooner terminated, the Plan shall terminate on October 31, 2005. No Options may be granted after the termination of this Plan; provided, however, that termination of the Plan shall not affect any Options previously granted, which Options shall remain in effect until exercised, surrendered or cancelled, or until they have expired, all in accordance with their terms.

13.  Changes in Capital Structure, etc.

     In the event of changes in the outstanding common stock of the Corporation by reasons of stock dividends, stock splits, recapitalizations, mergers, consolidations, combination or exchange of shares, separations, reorganizations, or liquidations, the number of Shares available under the Plan in the aggregate and the number of Shares as to which Options may be granted to any Participant shall be correspondingly adjusted by the Committee. In addition, the Committee shall make appropriate adjustments in the number of Shares as to which outstanding Options, or portions thereof then unexercised, shall relate, to the end that the Participant's appropriate interest shall be maintained as before the occurrence of such event; such adjustment shall be made without change in the total price applicable to the unexercised portion of the Options and with a corresponding adjustment in the option price per Share.

14.  Rights as Shareholder.

     A Participant entitled to Shares as a result of the exercise of an Option shall not be deemed for any purpose to be, or have rights as, a shareholder of the Corporation by virtue of such exercise, except to the extent a stock certificate is issued therefor and then only from the date such certificate is issued. No adjustments shall be made for dividends or distributions or other rights for which the record date is prior to the date such stock certificate is issued.

15.  Expenses.

     The expenses of this Plan shall be paid by the Corporation.

16.  Compliance with Applicable Law.

     Notwithstanding anything herein to the contrary, the Corporation shall not be obligated to cause to be issued or delivered any certificates evidencing Shares to be delivered pursuant to the exercise of an Option, unless and until the Corporation is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws and regulations of governmental authority. The Corporation shall in no event be obligated to register any securities pursuant to the Securities Act of 1933 (as now in effect or as hereafter amended) or to take any other action in order to cause the issuance and delivery of such certificates to comply with any such law or regulation. The Committee may require as a condition of the issuance and delivery of such certificates and in order to ensure compliance with such laws and regulations, that the Participant make such covenants, agreements and representations as the Committee, in its sole discretion, deems necessary or desirable.

17.  Application of Funds.

     Any cash proceeds received by the Corporation from the sale of Shares pursuant to options will be used for general corporate purposes.

18.  Amendment of the Plan.

     The Board may from time to time suspend or discontinue this Plan or revise or amend it in any respect whatsoever; provided, however, that any amendment requiring stockholder approval under Rule 16b-3, as in effect on the Effective Date and as it may be subsequently amended, shall not be made without such approval; and provided further, that the provisions of Sections 6 and 7 of this Plan may not be amended more than once every six (6) months, except as otherwise provided in or permitted by Rule 16b-3. No such suspension, discontinuance, revision or amendment shall in any manner affect any grant theretofore made without the consent of the Participant or the transferee of the Participant, unless necessary to comply with applicable law.